LegalZoom.com, Inc.
Insider Trading Policy

Policy Principles
●This Insider Trading Policy (this “Policy”) applies to all employees, directors and designated consultants (each a “Covered Person,” and collectively, “Covered Persons”) of LegalZoom.com, Inc. and its subsidiaries (together, the “Company”), and such individuals are responsible for understanding the obligations that come with having access to material nonpublic information and wanting to transact in the Company’s securities. This policy also applies to Related Persons (as defined below).
●Federal and state laws, as well as this Policy, prohibit individuals who are in possession of material nonpublic information relating to a company to engage in transactions in the securities of such company. “Material Nonpublic Information” is material information related to the Company or material information related to another company that was obtained as a result of your employment or relationship with the Company, such as information regarding customers, suppliers, strategic partners, or competitors of the Company, or information that could be expected to affect the market price of the Company’s or such other company’s securities or be considered important by investors who are considering trading in the Company’s or such other company’s securities, that is not yet publicly available. Please refer to the FAQs below for further information and examples.
●Covered Persons may not disclose Material Nonpublic Information outside of the Company unless the disclosure is made in accordance with a specific Company policy that authorizes such disclosure.
●Covered Persons may not disclose Material Nonpublic Information to persons within the Company whose jobs do not require them to have that information.
●Covered Persons may not recommend to others the purchase or sale of any Company’s securities.
●Generally speaking, insider trading is the buying, selling, gifting or making other transfers of securities or derivatives by someone who possesses or is otherwise aware of Material Nonpublic Information about the securities or the issuer of the securities. If you or any of your Related Persons (as defined below) are aware of Material Nonpublic Information regarding a company (including the Company), such as information regarding customers, suppliers, strategic partners, or competitors of the Company, and you or any of your Related Persons trade in the Company’s or such other company’s securities, you and/or any applicable Related Person have broken the law. Please refer to the FAQs below for further information.

●Officers, directors and other employees who have been notified that they are subject to pre-clearance requirements are also required to pre-clear and provide advance notice of transactions in the Company’s securities as described further below. In addition, if you are those individuals listed on Appendix A (together, “Specified Personnel”), then you and your Related Persons are subject to the quarterly and other trading blackout periods described below. The Chief Legal Officer or the Chief Legal Officer’s designee (the “Compliance Officer”) is responsible for maintaining and updating the list of individuals subject to the pre-clearance requirements, as well as those individuals designed as Specified Personnel.
●Violating the Company’s policies may result in disciplinary action, which may include termination of your employment or other relationship with the Company.
●Significant changes to this Policy require approval by the Company’s Board of Directors (the “Board”) or a duly appointed committee of the Board.
●After carefully reviewing this Policy, you must sign the acknowledgment attached as Appendix B hereto, indicating that you have received, read, understand and agree to comply with this Policy. The acknowledgment must be returned either electronically in a manner provided for by the Company to the Compliance Officer within ten (10) business days of your receipt of this Policy and on an annual or other basis as the Company may require.

Policy Q&A
Policy Scope and Purpose
Q:     Why do we have an insider trading policy?
A:     During the course of your relationship with the Company, you may receive Material Nonpublic Information about the Company or other companies. Material Nonpublic Information may give you, or someone to whom you pass that information, a leg up over others when deciding whether to buy, sell or otherwise transact in the Company’s securities or the securities of another company. This Policy sets forth guidelines with respect to transactions in Company securities, as well as transactions in securities of certain other companies, by persons subject to this Policy.
Q:     Who is subject to this Policy?
A:     This Policy applies to all Covered Persons. This Policy also applies to members of your immediate family, persons with whom you share a household, persons who are your economic dependents, and, unless otherwise determined by the Company, any other individuals or entities whose transactions in securities you influence, direct, or control (including, e.g., a trust, venture or other investment fund, if you influence, direct, or control transactions of such entity). The foregoing persons who are deemed subject to this Policy are referred to in this Policy as “Related Persons.” You are responsible for making sure that your Related Persons understand and comply with this Policy.
    In addition, Specified Personnel and their Related Persons are subject to the quarterly and other trading blackout periods described below. Officers, directors and other employees or designated consultants who have been notified by the Compliance Officer or his or her designee that they are subject to pre-clearance requirements are also subject to pre-clear and provide advance notice of transactions in the Company’s securities as described further below.

Q:     Whose responsibility is it to comply with this Policy?
A:     Covered Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in the Company’s securities or the securities of another company while aware of Material Nonpublic Information relating to the Company or such other company . Each individual is responsible for making sure that he or she and his or her Related Persons comply with this Policy. In all cases, the responsibility for determining whether an individual is aware of Material Nonpublic Information rests with that individual, and any action on the part of the Company or any Covered Persons pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws.
Q:     What transactions are subject to this Policy?
A:     This Policy applies to all transactions in securities issued by the Company, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to the Company’s securities, and securities of other companies where information about such securities or such issuers was obtained as a result of your employment or relationship with the Company, such as information regarding customers, suppliers, strategic partners, or competitors of the Company. Accordingly, for purposes of this Policy, the terms “trade,” “trading,” and “transactions” include not only purchases and sales in the public markets or otherwise of the Company’s securities and securities of other companies where information about such securities or such issuers was obtained as a result of your employment or relationship with the Company but also bona fide gifts of Company securities or securities of such other companies, as well as any other purchases, sales, transfers or other acquisitions and dispositions of common or preferred equity, options, warrants and other securities (including debt securities) and other arrangements or transactions that affect economic exposure to changes in the prices of these securities. For transactions that are exempt from this Policy, see “Exceptions to this Policy” below.
Insider Trading and Material Nonpublic Information
Q:    What is insider trading?
A:     Generally speaking, insider trading is the buying, selling, gifting or making other transfers of stocks, bonds, futures or other securities by someone who possesses or is otherwise aware of Material Nonpublic Information about the securities or the issuer of the securities. Insider trading also includes trading in derivatives (such as put or call options) where the price is linked to the underlying price of a company’s securities. It does not matter whether the decision to buy or sell was influenced by the Material Nonpublic Information, how many shares you buy or sell, or whether it has an effect on the stock price. Bottom line: If you or any of your Related Persons are aware of Material Nonpublic Information about the Company or another company that was obtained as a result of your employment or relationship with the Company, and you or any of your Related Persons trade in the Company’s or such other company’s securities, you and/or any applicable Related Person have broken the law.
    From time to time, the Company may engage in transactions in its own securities. It is the Company’s policy to comply with all applicable securities and state laws (including appropriate approvals by the Board of Directors or appropriate committee, if required) when engaging in transactions in Company securities.
Q:     Why is insider trading illegal?
A:     If company insiders are able to use their confidential knowledge to their financial advantage, other investors would not have confidence in the fairness and integrity of the market. This ensures that there is an even playing field by requiring those who are aware of Material Nonpublic Information to refrain from trading.
Q:     What is material information?
A:     It is not always easy to figure out whether you are aware of Material Nonpublic Information, but there is one important factor to determine whether nonpublic information you know about a company is material: whether the information could be expected to affect the market price of that company’s securities or to be considered important by investors who are considering trading that company’s securities. If the information makes you want to trade, it would probably have the same effect on others. Keep in mind that both positive and negative information can be material.
    There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by relevant enforcement authorities with the benefit of hindsight. Depending on the specific details, the following items may be considered Material Nonpublic Information until publicly disclosed within the meaning of this policy.
Q:    What are examples of material information?
A:    There may be other types of information that would qualify as material information as well; use this list merely as a non-exhaustive guide:
●financial results or forecasts;
●acquisitions, dispositions or other strategic transactions;
●events regarding the Company’s securities (e.g., repurchase plans, stock splits, public or private equity or debt offerings, or changes in the Company’s dividend policies or amounts);
●major contracts or contract cancellations;
●gain or loss of a significant customer;
●pricing changes;
●new product releases;
●significant product problems;
●management or control changes;
●financial restatements or significant writeoffs;
●employee layoffs;
●a disruption in the Company’s operations, supply chain or distribution channel;

●a breach or unauthorized access of the Company’s property or assets, including its facilities or information technology infrastructure;
●proxy fights;
●actual or threatened major litigation, Securities and Exchange Commission (“SEC”) or other investigations, or a major development in or the resolution of any such litigation or investigation;
●impending bankruptcy;
●communications with government agencies; and
●changes in patents, trademarks or other intellectual property rights.
If you have questions regarding specific information, please contact the Compliance Officer.
Q:     When is information considered public?
A:     The prohibition on trading when you have Material Nonpublic Information lifts once that information becomes publicly disseminated. For information to be considered publicly disseminated, it must be widely disseminated through a press release, a filing with the SEC or other widely disseminated announcement. Once information is publicly disseminated, it is still necessary to afford the investing public with sufficient time to absorb the information. Generally speaking, information will be considered publicly disseminated for purposes of this policy only after one full trading day has elapsed since the information was publicly disclosed. For example, if we announce Material Nonpublic Information before trading begins on Wednesday, then that information would be considered to be publicly disseminated by the time trading begins on Thursday; if we announce Material Nonpublic Information after trading ends on Wednesday, then that information would be considered to be publicly disseminated by the time trading ends on Thursday. Depending on the particular circumstances, the Company may determine that a longer or shorter waiting period should apply to the release of specific Material Nonpublic Information. The fact that rumors, speculation, or statements attributed to unidentified sources are public is insufficient to be considered publicly disseminated even when the information is accurate.
Q:     Who can be guilty of insider trading?
A:     Anyone who buys or sells a security while aware of Material Nonpublic Information, or provides Material Nonpublic Information that someone else uses to buy or sell a security, may be guilty of insider trading. This applies to all individuals, including officers, directors, and others who don’t even work at the Company. Regardless of who you are, if you know something material about the value of a security that not everyone knows and you trade (or convince someone else to trade) in that security, you may be found guilty of insider trading.
Q:     What if I am aware of Material Nonpublic Information when I trade, but the reason I trade is because of something else, like to pay medical bills?
A:     The prohibition against insider trading is absolute. It applies even if the decision to trade is not based on such Material Nonpublic Information. It also applies to transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) and also to very small transactions. All that matters is whether you are aware of any Material Nonpublic Information relating to the Company at the time of the transaction.

Q:     Do the U.S. securities laws take into account mitigating circumstance, like avoiding a loss or planning a transaction before I had Material Nonpublic Information?
A:     No. The U.S. federal securities laws do not recognize any mitigating circumstances to insider trading. In addition, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct. In some circumstances, you may need to forgo a planned transaction even if you planned it before becoming aware of the Material Nonpublic Information. So, even if you believe you may suffer an economic loss or sacrifice an anticipated profit by waiting to trade, you must wait.
Q:     What if I don’t buy or sell anything, but I tell someone else Material Nonpublic Information and he or she buys or sells?
A:     That is called “tipping.” You are the “tipper” and the other person is called the “tippee.” If the tippee buys or sells securities based on that Material Nonpublic Information, both you and the “tippee” could be found guilty of insider trading. In fact, if you tell family members who tell others and those people then trade on the information, both you as the “tippee” and those family members might be found guilty of insider trading. To prevent this, you may not discuss Material Nonpublic Information about the Company or any other company that you obtain information about as a result of your employment or relationship with the Company (i) with persons within the Company whose jobs do not require them to have that Material Nonpublic Information, or (ii) with anyone outside the Company, including spouses, family members, friends, or business associates (unless the disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company). This includes anonymous discussions on the internet about the Company or companies with which the Company does business.
    In addition, you may never recommend to another person that they buy, hold or sell the Company’s securities or any derivative security related to the Company’s common stock, or any securities of any other company for which you obtain information as a result of your employment or relationship with the Company since that could be a form of tipping.
Q:     Does this Policy or the insider trading laws apply to me if I work outside the U.S.?
A:     Yes. The same rules apply to U.S. and foreign employees and consultants. The SEC (the U.S. government agency in charge of investor protection) and the Financial Industry Regulatory Authority (a private regulator that oversees U.S. securities exchanges) routinely investigate trading in a company’s securities conducted by individuals and firms based abroad. In addition, as a Covered Person, our policies apply to you no matter where you work.
Q:     Am I restricted from trading securities of any companies other than the Company, for example a customer or competitor of the Company?
A:     U.S. insider trading laws generally restrict everyone aware of Material Nonpublic Information about a company from trading in that company’s securities, regardless of whether the person is directly connected with that company, except in limited circumstances. Therefore, if you have Material Nonpublic Information about another company that was obtained as a result of your employment or relationship with the Company, you should not trade in that other company’s securities.

Q:     So when can I trade my Company securities?
A:     If you are aware of Material Nonpublic Information, you may not trade Company securities until one (1) full trading day has elapsed since the information was publicly disclosed. See above under “When is information considered public?” for additional information. In addition, as discussed further below, even if you are not aware of any Material Nonpublic Information, you may not transact in the Company’s securities during any trading blackout period that applies to you. This Policy describes the quarterly trading blackout period, and additional event-driven trading blackout periods (which may apply to you even if the quarterly trading blackout periods do not) that may be implemented and announced by the Compliance Officer under “Blackout Periods” below.
Q:     What if my relationship with the Company ends?
A:     This Policy continues to apply to your transactions in the Company’s securities and the securities of other public companies even after your relationship with the Company has ended. If you are aware of Material Nonpublic Information when your relationship with the Company ends, you may not trade the Company’s securities or the securities of other applicable companies until the Material Nonpublic Information has been publicly disseminated or is no longer material. Further, if you leave the Company during a quarterly trading blackout period (as discussed below), then you may not trade the Company’s securities or the securities of other applicable companies until the quarterly trading blackout period has ended.
Blackout Periods
Q:     What is a quarterly trading blackout period and when do they occur?
A:    To minimize even the appearance of insider trading by Specified Personnel and their respective Related Persons, we have established “quarterly trading blackout periods” during which such individuals—regardless of whether they are aware of Material Nonpublic Information—may not conduct any trades in Company securities. One significant piece of information about the Company’s overall condition and performance is the Company’s quarterly financial results. As a quarter progresses, more financial information about the quarter is available internally and the Company’s overall performance for the quarter becomes easier to predict. Persons who have access to this information have an advantage not enjoyed by the general investing public.
As a result, except as described in this Policy, all Specified Personnel and their respective Related Persons will be prohibited from trading in Company securities during quarterly trading blackout periods, which begin at the end of the 20th day of the third month of each fiscal quarter (i.e., March, June, September and December) and end after one (1) full trading day has elapsed since the public dissemination of the Company’s financial results for that quarter. Of course, even during an open trading window period, you may not conduct any trades in Company securities if you are otherwise in possession of Material Nonpublic Information.
Q:     Can the Company’s quarterly trading blackout periods change?
A.     The quarterly trading blackout period may commence early or may be extended if, in the judgment of the Chief Executive Officer, Chief Financial Officer or Compliance Officer, there exists undisclosed information that would make trades by Specified Personnel or their respective Related Persons inappropriate. It is important to note that the fact that the quarterly trading blackout period has commenced early or has been extended should be considered Material Nonpublic Information that should not be communicated to any other person.
Q:    Does the Company have blackout periods other than quarterly trading blackout periods?
A:     Yes. From time to time, an event may occur that is material to the Company and is known by only a few officers, directors and/or other employees. So long as the event remains material and nonpublic, the Chief Executive Officer, Chief Financial Officer or Chief Compliance Officer may impose a special blackout period. In that situation, the Compliance Officer will notify the designated individuals that neither they nor their Related Persons may trade in the Company’s securities. The existence of a special blackout period should also be considered Material Nonpublic Information and should not be communicated to any other person.
Q:     If I am subject to a blackout period and I have an open order to buy or sell Company securities on the date a blackout period commences, can I leave it to my broker to cancel the open order and avoid executing the trade?
A:     No, unless it is in connection with a Trading Plan (as defined below). If you have any open orders when a blackout period commences other than in connection with a Trading Plan, it is your responsibility to cancel these orders with your broker. If you have an open order and it executes after a blackout period commences not in connection with a Trading Plan, you will have violated this Policy and may also have violated insider trading laws.
Exceptions to this Policy
Q:    Are there any exceptions to this policy?
A:    There are no exceptions to this Policy, except as specifically noted below.
Q:    Can I exercise options granted to me by the Company during a blackout period or when I possess Material Nonpublic Information?
A:     Yes. You may exercise your options, but you may not sell the underlying shares (even to pay the exercise price or any taxes due upon exercise) during a blackout period or any time that you are aware of Material Nonpublic Information. To be clear, you may not effect a broker-assisted cashless exercise of options (because these cashless exercise transactions include a market sale) during a blackout period or any time that you are aware of material nonpublic information.
Q:    What tax withholding transactions are not restricted by this Policy?
A:     This Policy does not apply to the surrender of shares directly to the Company to satisfy tax withholding obligations as a result of the issuance of shares upon exercise of options or settlement of restricted stock units (“RSUs”) issued by the Company. Of course, any market sale of the underlying shares received upon exercise or settlement of any such equity awards remains subject to all provisions of this Policy whether or not for the purpose of generating the cash needed to pay the exercise price or pay taxes; provided, that employees may sell-to-cover that number of shares of the Company’s common stock necessary to satisfy the tax withholding obligations upon the settlement of RSUs granted under the Company’s equity incentive plans if such sell-to-cover arrangement is effected pursuant to either (i) a program implemented by the Board or a duly appointed committee of the Board or (ii) a written election by the individual employee, provided that in the case of an individual election (a) the election (including any changes to or termination of any election) is made during an open trading window period prior to the settlement of such RSUs and (b) at the time of such election, change or termination, as applicable, such individual was not in possession of Material Nonpublic Information about the Company.
Q:     Are mutual funds and exchange-trade funds (ETFs) holding Company common stock subject to the blackout periods?
A:     No. You may trade in mutual funds and ETFs holding Company stock at any time, as long as you do not control the investment decisions on individual stocks within the fund and the Company represents no greater than 10% of the fund’s value.
Q:    What are the rules that apply to Rule 10b5-1 trading plans?
A:    Under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), individuals may establish a trading plan under which a broker is instructed to buy and sell Company securities based on pre-determined criteria (a “Trading Plan”). So long as a Trading Plan is properly established, purchases and sales of Company securities pursuant to that Trading Plan are not subject to this Policy. To be properly established, a person’s Trading Plan must be established in compliance with the requirements of Rule 10b5-1 of the Exchange Act and any applicable 10b5-1 trading plan guidelines of the Company at a time when they were unaware of any Material Nonpublic Information relating to the Company and when they were not otherwise subject to a trading blackout period. Moreover, the adoption, amendment or termination of a Trading Plan must be approved by the Company and meet the requirements set forth in the Company’s Guidelines for 10b5-1 Trading Plans, including all applicable pre-clearance procedures.
Q:     Are purchases of Company stock through an Employee Stock Purchase Plan allowed by this Policy?
A:     This Policy does not apply to purchases of Company securities in the Company’s Employee Stock Purchase Plan (“ESPP”) resulting from your periodic contribution of money to the ESPP pursuant to the election you made at the time of your enrollment in the ESPP. This Policy also does not apply to purchases of Company securities resulting from lump sum contributions to the ESPP, provided that you elected to participate by lump sum payment at the beginning of the applicable enrollment period.
Q:     Are purchases of Company stock in a 401(k) plan allowed by this Policy?
A:     This Policy does not apply to purchases of the Company’s securities in the Company’s 401(k) plan resulting from your periodic contribution of money to the plan pursuant to your payroll deduction election. This Policy does apply, however, to certain elections you may make under the 401(k) plan, including: (a) an election to increase or decrease the percentage of your periodic contributions that will be allocated to any Company stock fund that may be in place from time to time; (b) an election to make an intra-plan transfer of an existing account balance into or out of any Company stock fund that may be in place from time to time; (c) an election to borrow money against your 401(k) plan account if the loan will result in a liquidation of some or all of the balance of any Company stock fund that may be in place from time to time; and (d) an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund.
Margin Accounts, Pledging Shares, Hedging and Other Speculation in Company Stock
Q:     Can I purchase Company securities on margin or hold them in a margin account?
A:     No. “Purchasing on margin” is the use of borrowed money from a brokerage firm to purchase Company securities. Holding the Company’s securities in a margin account includes holding the securities in an account in which the shares can be sold to pay a loan to the brokerage firm. You may not purchase Company securities on margin or hold it in a margin account at any time.
Q:     Can I pledge my Company securities as collateral for a loan?
A:     No. Pledging your Company securities as collateral for a loan could cause the pledgee to transfer your securities during a trading blackout period or when you are otherwise aware of Material Nonpublic Information. As a result, you may not pledge your Company securities as collateral for a loan.
Q:     What is problematic about margin accounts and pledged securities?
A:     Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of Material Nonpublic Information or otherwise is not permitted to trade in the Company’s securities, Covered Persons are prohibited from holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan.
Q:     Can I hedge my ownership position in the Company?
A:     No. Hedging or monetization transactions, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds are prohibited by this Policy.
Such transactions may permit a person subject to this Policy to continue to own Company securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the person may no longer have the same objectives as the Company’s other stockholders. Therefore, all persons subject to this Policy are prohibited from engaging in any such transactions.
Q:     Am I allowed to trade derivative securities of Company common stock?
A:     No. You may not trade in derivative securities related to Company common stock, which include publicly traded call and put options. In addition, you may not engage in short selling of Company common stock at any time.
Q:    What are derivative securities?

A:     “Derivative securities” are securities other than common stock that are speculative in nature because they permit a person to leverage their investment using a relatively small amount of money. Examples of derivative securities include “put options” and “call options.” These are different from employee options and other equity awards granted under the Company’s equity compensation plans, which are not derivative securities for purposes of this Policy.
Q:    What is short selling?
A:    “Short selling” is profiting when you expect the price of the stock to decline, and includes transactions in which you borrow stock from a broker, sell it, and eventually buy it back on the market to return the borrowed shares to the broker. Profit is realized if the stock price decreases during the period of borrowing.
Q:    Why does the Company prohibit trading in derivative securities and short selling?
A:     Many companies with volatile stock prices have adopted similar policies because of the temptation it represents to try to benefit from a relatively low-cost method of trading on short-term swings in stock prices, without actually holding the underlying common stock, and encourages speculative trading. The Company is dedicated to building stockholder value; short selling the Company’s common stock conflicts with its values and would not be well-received by its stockholders.
Q:     What if I purchased publicly traded options or other derivative securities before I became subject to this Policy?
A:     The same rules apply as for employee stock options. You may exercise the publicly traded options at any time, but you may not sell the securities during a trading blackout period or at any time that you are aware of Material Nonpublic Information.
Q:     What are the concerns about standing and limit orders?

A:     Standing and limit orders (except standing and limit orders under approved Trading Plans, as discussed above) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a Covered Person is in possession of Material Nonpublic Information. The Company therefore discourages placing standing or limit orders on the Company’s securities. If a person subject to this Policy determines that they must use a standing order or limit order (other than under an approved Trading Plan as discussed above), the order should be limited to short duration and the person using such standing order or limit order is required to cancel such instructions immediately in the event restrictions are imposed on their ability to trade pursuant to the quarterly trading blackout period and other blackout periods described above.
Pre-Clearance of Transactions in Company Stock
Q:    Who is required to pre-clear and provide advance notice of transactions?
A:    In addition to the requirements above, officers, directors and other employees who have been notified that they are subject to pre-clearance requirements face a further restriction: Even during an open trading window, such individuals may not engage in any transaction in the Company’s securities without first obtaining pre-clearance of the transaction from the Compliance Officer at least two (2) business days in advance of the proposed transaction. If the Compliance Officer determines that the transaction does not violate the federal securities laws or a specific provision of this Policy, the transaction may proceed. Pre-cleared transactions not completed within two (2) business days of receipt of pre-clearance by the Compliance Officer will require new pre-clearance. The Company may choose to shorten this period.
    If the Compliance Officer advises you that you are not precleared, then you may not effect any trades in the Company’s securities under any circumstances, and you must not inform anyone within or outside of the Company of the restriction.
Q:     Are individuals subject to pre-clearance required to provide advanced notice of stock option exercises?
A:     Yes. Persons subject to pre-clearance must also give advance notice of their plans to exercise an outstanding stock option to the Compliance Officer. Once any transaction takes place, the officer, director or applicable member of management must immediately notify the Compliance Officer so that the Company may assist in any Section 16 reporting obligations.
Q:    What happens if I violate this Policy?
A:     Violating the Company’s policies may result in disciplinary action, which may include termination of your employment or other relationship with the Company.
In addition to disciplinary action by the Company, you may be liable for civil sanctions for trading on Material Nonpublic Information. The sanctions may include return of any profit made or loss avoided as well as penalties of up to three times any profit made or any loss avoided. Persons found liable for tipping Material Nonpublic Information, even if they did not trade themselves, may be liable for the amount of any profit gained or loss avoided by everyone in the chain of tippees as well as a penalty of up to three times that amount. In addition, anyone convicted of criminal insider trading could face prison and additional fines up to $5 million.
Q:     Who should I contact if I have questions about this Policy or specific trades?
A:     You should email the Chief Legal Officer at complianceofficer@legalzoom.com.
Q:     Do changes to this Policy require approval by the Board?
A:    Yes. Substantial changes to this Policy require approval by the Board or a duly appointed committee of the Board.

Approved by the Board of Directors: February 14, 2026

Appendix A
All employees and members of the Board of Directors

Appendix B
LEGALZOOM.COM, INC.
INSIDER TRADING POLICY

I hereby acknowledge that I have received, read, understand and will comply with the LegalZoom.com, Inc. Insider Trading Policy (the “Policy”).
I understand that my agreement to comply with this Policy does not constitute a contract of employment.

Please sign here: _________________________
Print Name: _____________________________
Date: __________________________________

This signed and completed form must be returned to the Chief Legal Officer or the Chief Legal Officer’s designee within ten (10) business days of receiving this Policy.